Exhibit 99.2

Fiserv Inc. and Subsidiaries

Supplemental financial information (unaudited) (1), (2)

	2004					2003
(In thousands)	Total	Quarters				Total	Quarters
		Fourth	Third	Second	First		Fourth	Third	Second	First
Processing and services revenues	$3,350,595	$866,102	$843,095	$829,842	$811,556	$2,592,115	$720,786	$673,935	$616,816	$580,578

Cost of revenues:
Salaries and related costs	1,320,760	338,510	328,095	324,569	329,586	1,222,675	325,223	315,261	296,645	285,546
Data processing expenses	212,052	56,765	49,598	53,584	52,105	205,617	54,891	52,437	48,653	49,636
Prescription costs	439,576	120,271	114,920	108,807	95,578	55,902	23,567	21,001	11,334	—
Other operating expenses	533,284	139,871	132,345	134,031	127,037	420,261	131,881	110,156	92,051	86,173
Depreciation and amortization	185,363	48,073	44,439	46,939	45,912	165,838	49,321	42,254	38,495	35,768

Total cost of revenues	2,691,035	703,490	669,397	667,930	650,218	2,070,293	584,883	541,109	487,178	457,123

Operating income	659,560	162,612	173,698	161,912	161,338	521,822	135,903	132,826	129,638	123,455

Interest expense-net	(18,194)	(4,581)	(4,395)	(4,486)	(4,732)	(15,555)	(4,632)	(4,472)	(3,474)	(2,977)

Income before income taxes	641,366	158,031	169,303	157,426	156,606	506,267	131,271	128,354	126,164	120,478

Income tax provision	246,468	59,232	65,008	61,331	60,897	197,444	51,196	50,058	49,203	46,987

Income from continuing operations	394,898	98,799	104,295	96,095	95,709	308,823	80,075	78,296	76,961	73,491

Income (loss) from discontinued operations, net of income taxes	(17,256)	(1,346)	(11,938)	(1,061)	(2,911)	6,189	1,899	2,116	1,477	697

Net income	$377,642	$97,453	$92,357	$95,034	$92,798	$315,012	$81,974	$80,412	$78,438	$74,188

(1)	The above information excludes the revenues and expenses associated with customer reimbursements recorded in accordance with EITF No. 01-14.
(2)	The securities clearing businesses’ revenues and cost of revenues are excluded above from “Processing and services revenues” and “Cost of revenues” and are included above in “Income (loss) from discontinued operations, net of income taxes” for all periods presented.